Exhibit 10.2

Execution Version

CONFIDENTIAL SEPARATION AGREEMENT & GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT & GENERAL RELEASE (“Agreement”) is made and entered into by and between Curtis Lockshin (“Executive”), and Xenetic Biosciences, Inc. (the “Company”). Executive and Company are collectively referred to herein as the “Parties.”

I.Recitals

A.	Executive is currently employed by Company on an at will basis pursuant to the terms of that certain Employment Agreement, by and between the Executive and Company, dated January 1, 2017 (the “Employment Agreement”);

B.	On May 16, 2024, the Board of Directors of the Company approved the termination of Executive from all roles in the Company and all of its subsidiaries, as applicable, effective immediately;

C.	Executive’s last date of employment is May 16, 2024 (the “Separation Date”);

D.	Executive acknowledges that from and after the Separation Date, Executive has no authority to, and shall not, represent himself as an employee or agent of Company;

E.	Executive represents and warrants that he does not have any claims or charges pending against Company with any court, tribunal or administrative agency;

F.	Executive and Company desire to enter into this Agreement related to Executive’s separation from Company; and

G.	Nothing within this Agreement shall constitute an admission of any liability or wrongdoing by Company, which expressly denies any liability or wrongdoing.

II.General Provisions

The Parties hereby agree as follows:

A.	Recitals

The Recitals contained in Section I are incorporated herein and made a part hereof.

B.	Release and Discharge by Executive

1.The term “Released Parties” includes Company, Insperity PEO Services, L.P. (“Insperity”) and their respective current or former officers, directors, shareholders, investors, owners, partners, employees, associates, servants, agents, managing agents, partnerships, trustees, predecessors, successors, assigns, affiliates, parent corporations, and/or subsidiaries; and/or any other entity or company operated, affiliated with, controlled by, or under common control with any one of the foregoing; and each of their predecessors, successors, assigns, affiliates, partnerships, parent corporations, subsidiaries (whether or not wholly owned), divisions, business units by or through which Company does business, partners (including partners of partnerships and affiliates), related entities, all of their trustees, directors, officers, attorneys, insurers, reinsurers, accountants, lenders, investors, agents, servants, representatives, employees and former employees (in their respective capacities as such, in their individual and personal capacities, and in any and all other capacities); and all other related entities of any type, scope or existence, of each of the foregoing. Any reference to the “Released Parties” includes one or more or all of them.

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2.The term “Released Claims” means and shall include any and all claims, actions, and causes of action, liens, debts, liabilities, demands, obligations, contracts or commitments, suits, debts, accounts, covenants, disputes, controversies, agreements, promises, acts, costs and expenses, damages, and executions, of whatever kind or nature, including without limitation any statutory, civil, common law or administrative claim, such as but not limited to the following: claims under Title VII of the Civil Rights Act of 1964 and/or 1991, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1990, the Fair Labor Standards Act of 1938, the Executive Retirement Income Security Act of 1974, the National Labor Relations Act of 1935, the Equal Pay Act of 1963, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1988, the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, the Health Insurance Portability and Accountability Act of 1996, the Vocational Rehabilitation Act of 1973 (29 U.S.C. § 701 et seq.), or any related state law or local ordinance related to employment or employment discrimination; claims for disputed wages and penalties under federal or state law; claims for compensation, severance, employee benefits and vacation or sick pay; attorneys’ fees, costs, expenses and expert witness fees and expenses; tort damages or personal injury damages; breach of implied or express contract; retaliation, failure to accommodate; failure to engage in an interactive process; wrongful termination in violation of public policy; breach of fiduciary duty; declaratory relief; injunctive relief; public policy breach; intentional or negligent infliction of emotional distress; breach of the Employment Agreement or any other employment contract (whether express, implied in law or fact, oral or written); breach of implied covenant of good faith and fair dealing; interference with contract; intentional or negligent interference with prospective economic advantage; intentional or negligent misrepresentation, promissory fraud, or fraud; conversion; defamation; libel or slander; discrimination, retaliation, harassment or hostile work environment on the basis of any statutorily protected class including but not limited to disability or age, or failure to prevent such discrimination, retaliation, harassment or hostile work environment; negligent hiring; constructive discharge; disparagement of any kind or nature; invasion of privacy; civil assault; malicious prosecution; abuse of process; declaratory or injunctive relief, or in any other type of action or proceeding, whether known or unknown, suspected or unsuspected, fixed or contingent, at law or in equity, which Executive ever had or held, now has or holds, or hereafter can, shall, or may have or hold at any time in the future, in any capacity, individually or as a member of a class, collective or representative action, relator-employee, or action for public benefit with respect to Executive’s employment with Company, or the termination thereof, the subject matter of this Agreement, or any other matters with, by or between Company, or the Released Parties and Executive, or by any one or more of the Released Parties against Executive, at any time prior to and through the Effective Date of this Agreement. The Released Claims expressly exclude claims that may not be waived under applicable law at the time the Agreement is executed by Executive.

3. In consideration of the terms and provisions of the Agreement, Executive shall and does hereby and forever fully, finally and forever generally remise, release, waive and discharge Company and the Released Parties from any and all known or unknown, suspected or unsuspected, fixed or contingent claims, rights, actions and causes of action, including but not limited to the Released Claims, at law or in equity, which Executive ever had or held, now has or holds, or hereafter can, shall, or may have or hold against Company or any or all of the Released Parties based on any occurrences, transactions, events, acts, or omissions of any kind whatsoever from any time prior to and through the Effective Date of the Agreement.

4. Nothing in this Agreement prohibits Executive from: (a) filing an administrative charge of discrimination or an administrative charge within the jurisdiction of the National Labor Relations Board (“NLRB”) or Equal Employment Opportunity Commission (“EEOC”) or similar state or local civil rights agencies; (b) communicating directly with the U.S. Securities and Exchange Commission (“SEC”) about a possible securities law violation which Executive is not required to report or disclose to the Company; or (c) filing a charge or communicating with any other federal, state or local government office, official or agency concerning matters relevant to such governmental office or agency. Executive promises never to seek or accept any damages, remedies, or other relief, for Executive personally (any right to which Executive hereby waives and promises never to accept) with respect to any claim released hereunder, in any proceeding including, but not limited to, any EEOC or NLRB proceeding, other than a benefit or remedy pursuant to Section 922 of the Dodd-Frank Wall Street Reform or the Consumer Protection Act or as otherwise required by law. Notwithstanding the foregoing, this Agreement does not limit Executive’s right to receive an award for information provided to the SEC.

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C.Payment and Other Consideration

1.Separation Payment.

a)In consideration of the releases and promises set forth in this Agreement:

i.the Company shall pay Executive the sum of $342,342, representing an amount equal to one times Executive’s Base Salary (as defined in the Employment Agreement), less all applicable withholdings, deductions and taxes as required by law (the “Separation Payment”), payable in semi-monthly installments over the twelve month period following the Separation Date in accordance with the Company’s normal payroll practices; and

ii.the Company shall reimburse Executive for reasonable legal fees in an amount not to exceed $10,000 that the Executive incurs in connection with the negotiation of this Agreement, subject to the delivery of appropriate documentation thereof and provided that the Executive shall submit invoices to the Company within thirty (30) days of incurrence of the expense.

b)The Separation Payment will be reported on an IRS Form W-2. Executive understands, acknowledges and agrees that the Separation Payment will be paid by the Company, provided: (a) Executive is not in breach of any term, condition, warranty, representation, covenant or provision of this Agreement, (b) Executive does not revoke the Agreement within the Revocation Period described in Section IX below; and (c) Executive first returns a signed and dated copy of this Agreement to the Company. Executive acknowledges that the Separation Payment to be provided under the terms of this Agreement is not an entitlement and shall serve as good and sufficient consideration of the promises made by Executive herein. Executive further acknowledges that the Separation Payment to be paid under this Agreement is due solely from the Company and that Insperity has no obligation to pay the Separation Payment even though its payment may be processed through Insperity.

2. Outstanding Equity Awards. The Executive’s outstanding equity awards as of the Separation Date are set forth on Exhibit A to this Agreement. Executive understands and agrees that treatment of the Executive’s outstanding equity awards will be governed by the terms and conditions of the applicable award agreements and the Xenetic Biosciences, Inc. Amended and Restated Equity Incentive Plan. Per the terms of the applicable stock option award agreements, all vested stock options as of the Separation Date may be exercised at any time during the three month period following the Separation Date, or through the option expiration date, as applicable, as set forth on Exhibit A. Executive’s rights with respect to any unvested stock options are forfeited effective as of the Separation Date.

3. Final Paycheck and Expenses. Regardless of whether the Executive signs this Agreement, the Employee acknowledges and agrees that the Company has (a) paid the Executive for any accrued but unpaid portion of the Executive’s Base Salary through the Separation Date, (b) reimbursed the Executive for reasonable out-of-pocket business expenses that were appropriately incurred by the Executive prior to the Separation Date in furtherance of the business of the Company, subject to the Company’s applicable business expense reimbursement policy, and (c) paid the Executive an amount equal to any accrued but unused vacation pay as of the Separation Date.

4. Benefits. Following the Separation Date, Executive will be eligible to continue Executive’s participation in the Company’s group health benefit plans, such as they may exist from time-to-time, if and to the extent Executive was enrolled in such plans as of the Separation Date. Such benefits continuation will be provided concurrent with and in accordance with the terms of COBRA and/or applicable state/local benefits continuation laws. If Executive elects to receive such continued healthcare coverage, the Company shall reimburse Executive on a monthly basis for the premium for Executive and Executive’s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period commencing on the first day following the Separation Date through the earlier of (i) the last day of the month during the first twelve months following the Separation Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. If Executive does not elect COBRA, the Company has no obligation to pay any form of insurance coverage after the Separation Date. Executive further agrees and acknowledges that, except as specifically provided in this Agreement, Executive’s participation in all Company employee benefit plans shall terminate as of the Separation Date.

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5.No Other Payments. Executive expressly acknowledges and agrees that this Agreement provides Executive with compensation to which Executive would not otherwise be entitled. Executive acknowledges and agrees that Executive has been paid all final wages owed to Executive by Company, and that these monies were due and owing to Executive regardless of whether Executive chooses to execute the Agreement or not. Other than payment of the Separation Payment and other payments and benefits provided hereunder, Executive acknowledges that no other payments, including but not limited to those for back pay, front pay, salary, benefits, bonus, vacation or sick pay, civil or statutory penalties, general or compensatory damages, interest, or costs for the period of time Executive was employed by the Company, or for any other period, are due and owing to Executive from Company or the Released Parties.

D.Survival of Covenants

Executive agrees that the covenants with respect to non-competition, non-solicitation, confidentiality, inventions and return of property set forth in Sections 9 through 13 in the Employment Agreement shall survive the separation of Executive’s employment with the Company and remain in full force and effect; provided, however, that for the sake of clarity, “Competing Products” as defined in Section 9(c)(i) of the Employment Agreement shall exclude (1) any use of polymers (including polysialic acid or PSA) in pharmaceutical product development so long as such use does not disclose or incorporate the Company’s Confidential Information into research and development of any products, including pharmaceutical products; (2) work in the field of oncology therapeutics, excepting DNase-family enzymes as a component of oncology therapeutics, including combinations of DNase-family enzymes with chemotherapy, cell therapies, or immunotherapies, and provided such work does not disclose or incorporate the Company’s Confidential Information into research and development of any products, including therapeutic products; and (3) work in the general area of cell therapies, including CAR T, so long as such work does not disclose or incorporate the Company’s Confidential Information into research and development of any products, including therapeutic products.

E.Confidentiality and Nondisclosure of this Agreement

1. Executive acknowledges that the confidentiality and non-disclosure of all terms and conditions of this Agreement is an integral part of the agreement to pay severance benefits to Executive, and was a material inducement for Company to enter into this Agreement.

2. Executive agrees that Executive will maintain the terms of this Agreement in complete confidentiality. Executive shall make no comments, to any person or entity, including but not limited to the media, friends, co-workers, or former co-workers from Company regarding the Agreement, including the Separation Payment. For purposes of this Agreement, the word “comments” includes any form of communication, whether oral, written, electronic or otherwise. Executive acknowledges that these nondisclosure provisions are an integral part of this Agreement. Executive may disclose the terms of this Agreement to Executive’s spouse, attorneys and tax preparer/accountants provided that such disclosure to the attorneys and tax preparer/accountants is made for the purposes of the attorneys and tax preparer/accountants providing legal and/or tax advice and provided that Executive’s spouse, Executive’s attorneys and tax preparer/accountants agree to be bound by this confidentiality section. Executive, if required by a Court order or subpoena, or as otherwise permitted by law, may disclose the terms of this Agreement without breaching these confidentiality provisions provided that in the event a demand is made upon Executive for the disclosure of the terms of the Agreement, Executive shall, within 48 hours immediately notify the Company of the demand, so that Company may have sufficient time to seek any necessary orders, including a protective order, or to otherwise participate in the tribunal’s determination of the issue.

F. Waiver of Reemployment

Executive agrees that by executing this Agreement, Executive waives and releases forever any right or rights Executive might have to seek or obtain employment, reemployment, or reinstatement with Company or the Released Parties.

G. Return of Company Property, Log Ins and Passwords

In order to be eligible to receive the Separation Payment, immediately prior to the Effective Date, Executive must return to Company all Company property and all Company confidential information in Executive’s possession, and Executive must provide to Company all log ins and passwords to any software, website, application or program, which Executive maintained and used as part of the performance of Executive’s job duties and responsibilities.

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III. Warranty of Capacity to Execute Agreement

Executive represents and warrants that no other person or entity has or has had any interest in the claims, demands, obligations or causes of action referred to in this Agreement; that Executive has the sole and exclusive right to receive sums specified in it; that Executive has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action referred to in this Agreement; and that Executive has the mental capacity to understand and execute the terms and conditions of the Agreement.

IV. Disclaimer of Liability

Executive agrees to indemnify and hold harmless Company and the Released Parties from any and all claims or liens presently existing against the Separation Payment hereby by any person, entity or corporation, as well as any attorneys’ fees and costs incurred in representation of Company or the Released Parties in litigation concerning any claims or liens, including but not limited to any claims or liens for attorneys’ fees and costs.

V. Entire Agreement & Successors in Interest

Except as otherwise provided herein, Executive agrees that this Agreement contains the entire agreement between Executive and Company with respect to the matters set forth in it, and shall be binding upon and inure to the benefit of Executive’s executors, administrators, personal representatives, heirs, successors and assigns. There are no other understandings or agreements, verbal or otherwise, in relation thereto between the Parties, except as herein expressly set forth. There have been no representations not set forth herein that Executive has relied upon when entering into this Agreement. Executive agrees that should any provision of this Agreement require interpretation or construction that all Parties have participated in the drafting of this document and no presumption regarding construing the document against one Party shall apply.

VI. Severability

If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any provision of this Agreement be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.

VII. Governing Law

This Agreement is entered into in the Commonwealth of Massachusetts, and shall be construed and interpreted in accordance with its laws. The Parties agree that the proper and appropriate venue for any action arising from this Agreement shall be any court of competent jurisdiction in the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts.

VIII. Additional Documents

Executive agrees to cooperate fully, and execute any and all supplementary documents, and take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.

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IX. Acknowledgement of Voluntariness and Opportunity for Review and Revocation

1.Executive acknowledges that (a) Executive knowingly and voluntarily enters into this Agreement with the purpose of waiving any right and releasing any claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq. (“ADEA”); (b) Executive was given a period of up to twenty-one (21) days within which to review and consider this Agreement; (c) Executive understood Executive could use as much of said 21-day period as Executive desired; (d) Executive was encouraged by Company to consult with a lawyer, at Executive’s own expense; (e) if Executive decided not to use the 21-day period, Executive is signing this Agreement voluntarily and of Executive’s own free will; and (f) this Agreement is not final and binding until the seven-day period of revocation, described in the following sentences of this Section of the Agreement, has expired. Executive understands that Company would not have given Executive the special payments or benefits Executive is getting in exchange for this Agreement but for Executive’s promises and representations Executive is making by signing it.

2.Executive acknowledges that Executive may revoke Executive’s waiver of the rights and release of any ADEA (age discrimination) claims covered by this Agreement, by delivering written notice of Executive’s revocation of this Agreement to Jim Parslow at j.parslow@xeneticbio.com, no later than the close of business on the seventh (7th) calendar day after the date on which Executive signed this Agreement (the “Revocation Period”). The written notice of revocation must state: “I HEREBY REVOKE MY ACCEPTANCE OF THE CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE.” If the Agreement is revoked in a timely manner, this Agreement shall not be effective, and Executive shall not receive the Separation Payment as described in Section II.C. herein.

X. Effectiveness and Electronic Signatures

This Agreement shall become effective following execution by all the Parties (“Effective Date”). This Agreement may be executed via manual signature or electronic signature. “Electronic signature” means (a) the signing party’s manual signature, converted by the signing party to facsimile or industry-accepted digital form (such as a .pdf file) and received from the signing party’s customary email address, customary facsimile number, or other mutually agreed-upon authenticated source; or (b) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider, such as DocuSign or Adobe sign, and digital signature process. Each Party to this Agreement (i) agrees that it will be bound by its own electronic signature, (ii) accepts the electronic signature of each other Party to this Agreement, and (iii) agrees that such electronic signatures shall be the legal equivalent of manual signatures. This Agreement may be so executed in counterparts, each of which will be considered an original and all such counterparts will be considered and constitute one and the same agreement.

XI. Disparaging Statements

Neither the Executive nor the Company shall make any remarks or statements, either publicly or privately, orally or in writing, that are disparaging of the other party. The Executive shall not make any remarks or statements, either publicly, orally or in writing that are disparaging of the Company’s actual or prospective business and/or, in such capacities, current or former employees, officers, directors, trade partners, vendors, suppliers, or customers of the Company, either individually or collectively. For the avoidance of doubt, this includes remarks or statements, public or private, made via electronic mail, blogs, social media (such as, Facebook, Twitter or X, LinkedIn, Instagram or any other similar platform). This provision is subject to each party’s legally protected rights to communicate with governmental bodies and agencies and to engage in otherwise legally protected activity.

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EMPLOYEE:

/s/ Curtis Lockshin
Curtis Lockshin
Date: June 19, 2024

COMPANY:

Xenetic Biosciences, Inc.

By:	/s/ James Parslow
Name: James Parslow
Title: Interim Chief Executive Officer and Chief Financial Officer
Date: June 19, 2024

[Signature page to Separation and Release Agreement]

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Exhibit A

Xenetic Biosciences, Inc.

Curtis Lockshin – Outstanding Equity as of May 16, 2024

Date of Grant	Shares	Exercise Price	Expiration Date	Total Vested	Total Unvested & Forfeited as of May 16, 2024	Vesting	Exercisability post termination
12/31/2014	122	$ 550.80	12/31/2024	122	-	Fully Vested	90-days post termination

9/6/2015	127	$ 550.80	9/6/2025	127	-	Fully Vested	10-years from grant date (9/6/25)

1/1/2017	1,459	$ 516.00	1/1/2027	1,459	-	Fully Vested	90-days post termination

12/4/2019	9,000	$ 13.10	12/4/2029	9,000	-	Fully Vested	90-days post termination

3/18/2021	5,000	$ 26.00	3/18/2031	5,000	-	1/3rd on March 18, 2022; 2/3rds over remaining 8 quarters commencing June 18, 2022 thru March 18, 2024	90-days post termination

3/24/2022	5,000	$11.20	3/24/2032	3,333	1,667	1/3rd on March 24, 2023; 2/3rds over remaining 8 quarters commencing June 24, 2023 thru March 24, 2025	90-days post termination

12/11/2023	10,000	$3.88	12/11/2033	-	10,000	1/3rd on December 11, 2024; 2/3rds over remaining 8 quarters commencing March 11, 2025 thru Dec 11, 2026	90-days post termination

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